EXHIBIT 10.1

UniPixel Displays, Inc. 8708 Technology Forest Pl., Suite 100 The Woodlands, Texas 77381 (281) 825-4500 FAX (281) 825-4599 www.unipixel.com

May 21, 2015

VIA ELECTRONIC MAIL
Christine.Russell1@comcast.net

Christine A. Russell

Dear Christine:

Please accept this letter as an offer of employment with Uni-Pixel, Inc. (the “Company”, “we” or “our”). The terms of this offer include the following:

Position:  You will be employed on a full-time basis as the Company’s Chief Financial Officer.

Annual Salary:  You will be paid an annual salary of $280,000 per year.

Target Bonus:  You and the Compensation Committee of the Company’s Board of Directors together with the Company’s Chief Executive Officer will meet to discuss performance objectives and targets for you, personally, and for the Company for the 2015 year.  If these objectives and targets are satisfactorily achieved during the periods agreed-upon, as determined by the Compensation Committee and the Chief Executive Officer, you will be eligible to receive a performance bonus of up to 75% of your annual salary, on a pro-rated basis.

Grant of Equity Awards: The Compensation Committee will annually review your performance to determine if equity awards are deserved.

At-Will Employment:  You will be an employee “at-will”, meaning that either you or the Company may terminate your employment, at any time, with or without reason or cause.

Health and Dental Benefits:  You will be entitled to receive the same benefits and opportunities to participate in any of the Company’s employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees.  During your employment the Company will provide, at the Company’s sole expense, medical and dental benefits for you, your spouse and your children.  Irrespective of the foregoing, the Company may change any benefits contractor, or discontinue any benefit without replacement, in its sole discretion and any such change or discontinuance will not be considered to be a breach of the terms of your employment.

Severance Benefits upon a Change of Control:  For purposes of your severance, a Change of Control is defined as the sale or disposition by the Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of the Company in connection with the sale or transfer of a Controlling Interest in the Company to an unrelated third party, or the merger or consolidation of Company with another corporation as part of a sale or transfer of a Controlling Interest in Company to an unrelated third party.  For purposes of this definition, the term “Controlling Interest” means the sale or transfer of the Company’s securities representing greater than 50% of the voting power.  If your employment is terminated during the period that begins when negotiations for the Change in Control begin and ends on the six month anniversary of the closing of the Change in Control transaction and such termination is not a termination for any other reason, (i) you will receive a severance payment equal to one year of your annual salary, (ii) all unvested equity awards you may have received during your employment will, to the extent that such awards are unvested, immediately vest and (iii) should you elect to continue to receive group health benefits under COBRA, for a period of 12 months following your termination the Company will pay the premiums for your continuation coverage, up to a maximum of $1,500 per month.

Acceptance of this Offer:  You will have until Monday, May 25, 2015 to accept this offer of employment.  If we do not receive your acceptance by 5:00 p.m. Central time on May 25, 2015, this offer will terminate.  You may return the acceptance to the undersigned at jhawthorne@unipixel.com.  If you chose to accept this offer, please confirm that you will be available to start work on Wednesday, May 27, 2015.

Christine, the Company is entering into a new and exciting phase of its development.  We hope you’ll join us.

Very truly yours,

/s/ Jeff A. Hawthorne
Jeff A. Hawthorne, Chief Executive Officer

May 22, 2015

I, Christine A. Russell, have read the above offer of employment and accept it without condition.  I will be available to begin work on May 27, 2015.

/s/ Christine Russell
Christine A. Russell